MacroGenics Provides Update on Flotetuzumab Program in Acute Myeloid Leukemia

•	Enrollment of Phase 1 monotherapy expansion cohort completed; presentation of data expected 2H2019

•	End of Phase 1 meeting requested with FDA to discuss program and future development plans

•	Initiation of enrollment of combination study with anti-PD-1 is imminent

•	MacroGenics will regain full global rights to flotetuzumab in connection with Servier’s termination of license and collaboration agreement

ROCKVILLE, Md., July 17, 2019 (GLOBE NEWSWIRE) -- MacroGenics, Inc. (NASDAQ: MGNX), a clinical-stage biopharmaceutical company focused on discovering and developing innovative monoclonal antibody-based therapeutics for the treatment of cancer, today announced that it plans to advance the development of flotetuzumab, its investigational bispecific CD123 x CD3 DART® molecule, in patients with primary refractory acute myeloid leukemia (AML), a difficult-to-treat patient population.

To date, MacroGenics has enrolled 50 patients at the recommended Phase 2 dose (RP2D) in the Phase 1 monotherapy study, including 30 patients with primary refractory AML. The updated clinical data from this study will be submitted for presentation at the 2019 American Society for Hematology (ASH) Annual Meeting. MacroGenics plans to meet with the FDA in the third quarter to discuss future development of flotetuzumab, and to define a potential registration path for this molecule as monotherapy.

In parallel, MacroGenics plans to initiate a study in relapsed or refractory AML patients combining flotetuzumab with MGA012, a proprietary anti-PD-1 antibody, as a potential means to both broaden and lengthen the duration of response of AML patients on flotetuzumab. The combination is supported by a strong scientific rationale based on data previously reported by MacroGenics. The Company is positioned to begin to enroll patients imminently.

MacroGenics and Laboratoires Servier will terminate their collaboration and license agreement, with an effective date of January 15, 2020, unless sooner agreed to by the parties. As a result, MacroGenics will regain full global rights to develop and commercialize flotetuzumab. MacroGenics entered into an agreement with Servier in September 2012 to develop and commercialize flotetuzumab and other earlier stage DART molecules, in all regions other than North America, Japan, South Korea and India. Servier recently informed MacroGenics of its intention to terminate the agreement.

“We have made significant progress to advance flotetuzumab during our collaboration with Servier and we thank them for their participation,” said Scott Koenig, M.D., Ph.D., President and CEO of MacroGenics. “As MacroGenics has been leading the ongoing multi-national clinical effort, we anticipate no disruption or impact to our continued development of flotetuzumab and are excited about the potential of the program going forward.”

About Flotetuzumab

Flotetuzumab is a clinical-stage bispecific DART molecule that recognizes both CD123 and CD3. CD123, the interleukin-3 receptor alpha chain, is over-expressed on cancer cells in a wide range of hematological malignancies, including AML and myelodysplastic syndromes (MDS). The primary mechanism of action of flotetuzumab is believed to be its ability to redirect T lymphocytes to kill CD123-expressing cells. To achieve this, the DART molecule combines a portion of an antibody recognizing CD3, an activating molecule expressed by T cells, with an arm that recognizes CD123 on the target cancer cells.

Flotetuzumab is currently being evaluated in the U.S. and Europe in a Phase 1/2 dose expansion study designed to assess the safety, tolerability, and initial anti-leukemic activity of the molecule in patients with relapsed/refractory AML. Data from 31 patients were presented at the ASH Annual Meeting in December 2018, demonstrating anti-leukemic activity in patients with relapsed/refractory AML. In 27 response evaluable patients, the overall response rate (ORR) was 26% (7/27), with a complete response (CR) rate (a composite of both CR and CRi responses) of 19% (5/27). Notably, in primary refractory patients, an extremely challenging population to treat, the ORR was 35% (6/17) with a CR rate of 29% (5/17). The most common treatment-related adverse event (TRAE) was infusion-related reaction/cytokine release syndrome (IRR/CRS), and occurred in 93% (29/31) of patients. Grade 3 or greater IRR/CRS was observed in 13% (4/31) of patients.

The U.S. Food and Drug Administration has granted orphan drug designation to flotetuzumab for the treatment of AML.

About MacroGenics, Inc.

MacroGenics is a clinical-stage biopharmaceutical company focused on discovering and developing innovative monoclonal antibody-based therapeutics for the treatment of cancer. The Company generates its pipeline of product candidates primarily from its proprietary suite of next-generation antibody-based technology platforms, which have applicability across broad therapeutic domains. The combination of MacroGenics' technology platforms and protein engineering expertise has allowed the Company to generate promising product candidates and enter into several strategic collaborations with global pharmaceutical and biotechnology companies. For more information, please see the Company's website at www.macrogenics.com. MacroGenics, the MacroGenics logo, and DART are trademarks or registered trademarks of MacroGenics, Inc.

Cautionary Note on Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for the Company, including statements about the Company's strategy, future operations, clinical development of the Company's therapeutic candidates, milestone or opt-in payments from the Company's collaborators, the Company's anticipated milestones and future expectations and plans and prospects for the Company and other statements containing the words "subject to", "believe", "anticipate", "plan", "expect", "intend", "estimate", "project", "may", "will", "should", "would", "could", "can", the negatives thereof, variations thereon and similar expressions, or by discussions of strategy constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation and enrollment of future clinical trials, expectations of expanding ongoing clinical trials, availability and timing of data from ongoing clinical trials, expectations for regulatory approvals, other matters that could affect the availability or commercial potential of the Company's product candidates and other risks described in the Company's filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company's views only as of the date hereof. The Company anticipates that subsequent events and developments will cause the Company's views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, except as may be required by law. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date hereof.

Contacts:

Jim Karrels, Senior Vice President, CFO
Anna Krassowska, Ph.D., Vice President, Investor Relations & Corporate Communications
MacroGenics, Inc.
1-301-251-5172, info@macrogenics.com